EXHIBIT 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

CONTACT:	Stephen G. Rutledge
	Senior Vice President, CFO	RELEASE DATE: July 21, 2004
and Chief Investment Officer
(334) 288-3900

ALFA CORPORATION REPORTS SECOND QUARTER RESULTS

Montgomery, Alabama (July 21, 2004) — Alfa Corporation (Nasdaq/NM:ALFA) today announced financial results for the second quarter and six months ended June 30, 2004. Operating income for the second quarter was $19,311,505, or $0.24 per diluted share, compared with operating income of $17,132,519, or $0.21 per diluted share for the second quarter of 2003, an increase of 12.3% on a per share basis. Management believes that operating income and operating income per share, non-GAAP financial measures, serve as meaningful tools for assessing the profitability of the Company’s ongoing operations. Operating income is defined by the Company as net income excluding realized investment gains and losses, net of applicable taxes. Operating income per share represents operating income divided by the weighted average shares outstanding for the reporting period. Management uses operating income and operating income per share as measures of the Company’s ongoing profitability since they eliminate the effect of securities market volatility from earnings.

Second quarter 2004 results were reduced by approximately $6.0 million, after tax, or $0.07 per diluted share, due to previously reported storm losses. Net income, which includes net realized investment gains, was $20,566,131, or $0.26 per diluted share for the second quarter of 2004, compared with net income of $19,187,821, or $0.24 per diluted share for the same period in 2003, a per share increase of 6.8%. Premiums and policy charges increased 7.2% to $139,202,424 for the second quarter of 2004.

For the six months ended June 30, 2004, operating income was $43,841,115 compared with operating income of $37,029,456 for the first half of 2003. On a per share basis, operating income increased 17.6% to $0.54 per diluted share for the six-month period in 2004 compared with $0.46 per diluted share for the similar period in 2003. Net income, which includes net realized investment gains, was $46,043,018, or $0.57 per diluted share for the first six months of 2004, compared with net income of $37,917,449, or $0.47 per diluted share for the same period in 2003, a per share increase of 20.6%. Premiums and policy charges increased 7.4% to $278,282,159 for the first half of 2004.

Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, said, “We are very pleased with our second quarter results, especially in light of significant storm activity in mid-April and late May that added over $9,000,000 to losses in the quarter. The positive news is that our core loss and expense ratios continue to be favorable, demonstrating that we are operating at very efficient levels. In addition, we continue to make significant progress on our large technology projects, including new property and casualty and life policy administration systems. We are nearing the finish line on these technology initiatives and look forward to increasing efficiencies and enhancing customer service as we reach these significant milestones. We expect to report continuing progress as 2004 unfolds.”

Alfa Corporation will host a conference call today at 10:30 a.m. Eastern time. Investors and other interested parties may access the teleconference by calling 800-946-0741, or via links located on Alfa’s web site: www.alfains.com. A 30-day Internet play of the call will also be available from Alfa’s web site.

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market’s National Market under the symbol ALFA.

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Alfa Corporation Reports Second Quarter Results

July 21, 2004

ALFA CORPORATION

Financial Highlights

(Unaudited)

	Six Months Ended			Three Months Ended
	June 30,			June 30,
	2004	2003	Change	2004	2003	Change
Premiums and Policy Charges	$278,282,159	$259,032,749	7.43%	$139,202,424	$129,845,410	7.21%
Net Investment Income	44,695,928	42,991,227	3.97%	22,673,259	21,337,240	6.26%
Other Income	820,262	1,350,196	(39.25%)	261,387	754,566	(65.36%)

Total Revenues	323,798,349	303,374,172	6.73%	162,137,070	151,937,216	6.71%
Total Expenses	263,549,770	252,336,367	4.44%	136,292,367	128,307,415	6.22%

Income Before Provision for Income Taxes	60,248,579	51,037,805	18.05%	25,844,703	23,629,801	9.37%
Provision for Income Taxes	16,407,464	14,008,349	17.13%	6,533,198	6,497,282	0.55%

Operating Income*	43,841,115	37,029,456	18.40%	19,311,505	17,132,519	12.72%
Realized Investment Gains, Net of Tax	2,201,903	887,993	147.96%	1,254,626	2,055,302	(38.96%)

Net Income	$46,043,018	$37,917,449	21.43%	$20,566,131	$19,187,821	7.18%

Operating Income Per Share*
Basic	$0.55	$0.47	17.51%	$0.24	$0.22	12.11%

Diluted	$0.54	$0.46	17.62%	$0.24	$0.21	12.29%

Net Income Per Share
Basic	$0.58	$0.48	20.52%	$0.26	$0.24	6.60%

Diluted	$0.57	$0.47	20.64%	$0.26	$0.24	6.78%

Average Number of Shares Outstanding
Basic	80,068,036	79,468,821		80,039,000	79,605,514

Diluted	80,590,799	80,065,414		80,531,351	80,226,873

*	Management believes that operating income and operating income per share, non-GAAP financial measures, serve as meaningful tools for assessing the profitability of the Company’s ongoing operations. Operating income is defined by the Company as net income excluding realized investment gains and losses, net of applicable taxes. Operating income per share represents operating income divided by the weighted average shares outstanding for the reporting period. Management uses operating income and operating income per share as measures of the Company’s ongoing profitability since they eliminate the effect of securities market volatility from earnings.

For unaudited quarterly financial statements for the second quarter and six months ended June 30, 2004, along with additional information, click here: http://www.irinfo.com/alfa/2q04fs.pdf.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies—including political, economic, regulatory, climatic, competitive, legal, and technological—any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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